UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 11, 2009

MoneyGram International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota		55416
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-591-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 11, 2009, the Human Resources and Nominating Committee of the Board of Directors (the "HRN Committee") of MoneyGram International, Inc. (the "Corporation") approved an option grant with the following terms to Jeffrey R. Woods, Executive Vice President and Chief Financial Officer of the Corporation:

Non-qualified stock options to purchase 4,250,000 shares of common stock of the Corporation, with an exercise price of $2.30, which grant was made under the MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended by the Board of Directors on February 9, 2009 (the "Omnibus Plan"), pursuant to the Non-Qualified Stock Option Agreement dated August 11, 2009. The option has a 10-year term expiring on August 11, 2019. Options for 50% of the shares are considered "Time Vested" and options for 50% of the shares are considered "Performance Vested."

The Time Vested options (2,125,000 shares) will vest in equal installments over five years on the anniversary of the grant date. The Performance Vested options (2,125,000 shares) will vest as follows: Options for 50% of the shares will vest when the value of the common stock of the Corporation has reached $3.50 per share for a period of 20 consecutive trading days during the 5-year period following the grant date; and options for 50% of the shares will vest when the value of the common stock of the Corporation has reached $5.25 per share for a period of 20 consecutive trading days during the 5-year period following the grant date. If the shares of common stock of the Corporation are not publicly traded, then vesting for the options that are Performance Vested will be vested in the manner set forth in the stock option agreement. This agreement supersedes the form of non-qualified stock option agreement attached as Exhibit B to the offer letter filed as Exhibit 10.01 to the Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30. 2009. This summary is subject to the full text of the non-qualified stock option agreement, a copy of which is filed herewith as Exhibit 10.01.

In addition, on August 11, 2009, the HRN Committee of the Corporation approved the following option grant and related agreement with Daniel J. O’Malley, Senior Vice President, Global Payment Systems/President Americas of the Corporation:

(1) Non-qualified stock options to purchase 2,500,000 shares of common stock of the Corporation, with an exercise price of $2.30, which grant was made under the Omnibus Plan pursuant to the Non-Qualified Stock Option Agreement dated August 11, 2009. The option has a 10-year term expiring on August 11, 2019. Options for 50% of the shares are considered "Time Vested" and options for 50% of the shares are considered "Performance Vested."

The Time Vested options (1,250,000 shares) will vest as follows: On the 31st day after the Grant Date, 15%; on the 1st Anniversary of the Grant Date, 20%; on the 2nd Anniversary of the Grant Date, 20%; on the 3rd Anniversary of the Grant Date, 20%; on the 4th Anniversary of the Grant Date, 10%; and on the 5th Anniversary of the Grant Date, 15%.

The Performance Vested options (1,250,000 shares) will vest as follows: Options for 50% of the shares will vest when the value of the common stock of the Corporation has reached $3.50 per share for a period of 20 consecutive trading days during the 5-year period following the grant date; and options for 50% of the shares will vest when the value of the common stock of the Corporation has reached $5.25 per share for a period of 20 consecutive trading days during the 5-year period following the grant date. If the shares of common stock of the Corporation are not publicly traded, then vesting for the options that are Performance Vested will be vested in the manner set forth in the stock option agreement. This summary is subject to the full text of the non-qualified stock option agreement, a copy of which is filed herewith as Exhibit 10.02;

(2) In consideration for receiving the option grant, the Corporation and/or its subsidiaries and Mr. O’Malley entered into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement dated August 11, 2009, whereby Mr. O’Malley agrees to the following: (i) an indefinite restriction on the disclosure of Confidential Information of the Corporation; (ii) a 12-month non-competition restriction with respect to general competitors and Conflicting Organizations; and a non-solicitation restriction with respect to employees and customer relationships; and (iii) that violation of the non-competition and/or non-solicitation restrictions would result in a suspension or termination of options, if any, and, if occurring within 18 months of the termination of employment, would require the repayment of gains realized from the exercise of options, if any, with such remedies being in addition to other legal remedies available to the Corporation in the event of such violation. This summary is subject to the full text of the employee trade secret, confidential information and post-employment restriction agreement, a copy of which is filed herewith as Exhibit 10.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.

August 13, 2009	By:	/s/ Teresa H. Johnson

Name: Teresa H. Johnson
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.01	Non-Qualified Stock Option Agreement, dated August 11, 2009, between MoneyGram International, Inc. and Jeffrey R. Woods
10.02	Non-Qualified Stock Option Agreement, dated August 11, 2009, between MoneyGram International, Inc. and Daniel J. O’Malley
10.03	Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement dated August 11, 2009, between MoneyGram Payment Systems, Inc. and Daniel J. O’Malley